Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Annual Report on Form 10-K of TriLinc Global Impact Fund, LLC for the year ended December 31, 2013, our report dated February 7, 2013 on the financial statements of TriLinc Global Impact Fund, LLC for the year ended December 31, 2012.

/s/ SS&G, Inc.

Akron, Ohio

March 31, 2014